Exhibit 99.1
Somaxon Pharmaceuticals, Inc.
Silenor/Procter & Gamble
Co-Promotion Agreement Announcement
CONFERENCE CALL TRANSCRIPT
August 25, 2010, 9:00 AM ET

Operator:	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Somaxon Pharmaceuticals and P&G’s Co-Promotion Agreement Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. Please press star, zero for operator assistance at any time. If you’re on a speakerphone, you’ll need to pick up the handset before making your selection. This conference is being recorded today, Wednesday, August 25th of 2010.

At this time, I’d like to turn the conference over to Mr. Rob Whetstone, Investor Relations. Please go ahead, sir.

Rob Whetstone:	Thank you, Belle. Good morning, everyone, and thank you for joining us today to discuss Somaxon Pharmaceuticals announcement of its co-promotion agreement with Procter & Gamble relating to Silenor. On the call today are Richard Pascoe, the Company’s President and Chief Executive Officer; Jeff Raser, the Company’s Senior Vice President and Chief Commercial Officer and Tran Nguyen, the Company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier today, Somaxon issued a news release announcing the co-promotion agreement. If you have not received this news release, if you’d like to be added to Somaxon’s fax and email lists to receive Company information or if you would like to change your contact information, please contact Janet Simmons at Pondel Wilkinson at 310-279-5974. We encourage everyone to read today’s news release. In addition, please be advised that this conference call is being broadcast live on the Internet at investors.somaxon.com/eventdetail.cfm. A playback of this call will be available and may be accessed at that site.

Please also note that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that, during this call, Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified by the cautionary statements contained in Somaxon’s press releases and SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

This conference call contains time sensitive information that is accurate only as of the date of this live broadcast, August 25, 2010. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call. I would also like to point out that the Company may be discussing certain measures during this conference call which may be non-GAAP in nature. Any discussion of non-GAAP measures is not intended to detract from the importance of comparable GAAP measures.

With that said, let me turn the call over to Richard Pascoe. Rich?

Richard Pascoe:	Thank you, Rob, and good morning, everyone. We appreciate your joining us on such short notice to discuss our co-promotion agreement with Procter & Gamble and our future plans and outlook.

Earlier today, we announced that we have entered into a co-promotion agreement with—for Silenor with Procter & Gamble. We are extremely excited to add Procter & Gamble’s highly regarded and tenured professional healthcare sales force to our commercialization effort for Silenor. Under this collaboration, we will have a combined 215 sales representatives at the time of our September launch of Silenor. Procter & Gamble’s pharmaceutical sales force will promote Silenor to targeted primary care and other high-prescribing physicians, and our focus will be on specialists and other top-decile physicians. In addition, Procter & Gamble will promote Silenor to targeted pharmacies and will provide supplemental managed care support services for Silenor. We believe that the size of the combined sales force will allow us to be highly competitive in the insomnia market by targeting 35,000 of the highest prescribers of insomnia products, as well as 25,000 pharmacies.

We have also granted Procter & Gamble a right of first negotiation relating to rights to develop and market Silenor as an over-the-counter medication in the United States. We are excited about the potential to pursue this type of life cycle management strategy for Silenor with a partner like Procter & Gamble, whose track record of success in consumer healthcare products is second to none. Under the agreement, we will record all sales of Silenor and will pay Procter & Gamble a combination of fixed fees and royalties based on U.S. net sales. Each party will be responsible for the costs of maintaining and operating its own sales force and we will be responsible for all other costs pertaining to the commercialization of Silenor. The term of the agreement runs through December 31, 2012, with the potential to renew thereafter, and we will pay Procter & Gamble a reduced royalty based on U.S. net sales of Silenor for one year after the expiration of the agreement or its earlier termination under certain circumstances. Governance of the collaboration will occur through a joint commercialization committee.

At this time, I would like to ask Jeff Raser, our Senior Vice President and Chief Commercial Officer, to discuss how this collaboration will impact our plans relating to the launch of Silenor. Jeff?

Jeff Raser:	Thanks, Rich, and good morning, everyone.

We’re very excited to add Procter & Gamble to the Silenor commercialization effort. This represents a doubling of our called-on universe of high-prescribing physicians, which we believe positions us well for the early uptake of Silenor in the market. There are great synergies in this arrangement. Importantly, Procter & Gamble’s sales representatives will be fully trained and engaged at the time of the launch of Silenor in September. They will provide first position sales calls to targeted physician offices where they already have long-held and established relationships. With this focus by Procter & Gamble, coupled with the Somaxon team’s focus on specialists and other high-prescribing physicians, we believe that our efforts in the field will complement one another and will allow us to optimize our reach and frequency on the highest and most valuable prescribers of insomnia medications. We believe that this physician coverage pattern will allow us to call on physicians who write almost 40% of all insomnia prescriptions.

Procter & Gamble’s sales force is highly experienced, having an average tenure of over ten years and having promoted their prescription pharmaceutical products in the past. As a result, these sales representatives are very proficient at selling and sampling products, such as Silenor, and we expect they will come up to speed quickly in advance of the launch. The Procter & Gamble sales force will participate in our sales training program, as well as the Silenor launch meeting next month, alongside our own sales force. The joint training effort, along with P&G’s full participation in the launch meeting, will ensure that both sales forces are fully equipped to sell Silenor.

We also manufactured, packaged and placed into inventory at our distribution partner’s warehouse sufficient amounts of trade and sample materials to amount—to account for the increased promotional reach and frequency that Procter & Gamble will provide, and the additional samples that Procter & Gamble will distribute to the healthcare providers. It will also be extremely helpful to us to have the pharmacy calls and supplemental managed care support services that Procter & Gamble will provide. We believe that the increasing awareness of the product at the pharmacy level is important for any launch, given the number of products competing for the space on pharmacy shelves.

The managed care support services will supplement the dedicated national accounts group that we engaged Synopia Rx to provide for us. Procter & Gamble will begin promoting the product to targeted regional managed care organizations at our direction in January, after the Synopia Rx team has begun broadly implementing our managed care strategy.

In conclusion, we believe that this collaboration with Procter & Gamble puts us in a significantly stronger position to introduce this highly differentiated product into the insomnia market. With our commercial plans and highly experienced teams in place to implement the launch plan, we are confident that Silenor will prove to be a success in the market.

With that, let me turn it back over to Rich.

Richard Pascoe:	Thanks, Jeff.

Jeff highlighted some of the benefits of this transaction from a tactical standpoint, but we also believe that this partnership will enable us to deliver on several of our strategic objectives to provide value to our stockholders.

First, this partnership allows us to launch Silenor with a competitive share of voice with an attractive partner while maintaining a significant share of the economics that Silenor will derive. Over the term of the agreement, based on our current forecasts and operating plan, we expect that we will pay to Procter & Gamble no more than 15% of the U.S. net sales of the product. Importantly, given the additional revenue that we expect this collaboration to generate, we believe that this transaction is significantly positive on a net present value basis compared to other commercialization alternatives, including, our commercialization of the product as a standalone organization.

Secondly, this partnership agreement provides Somaxon with a framework from which to engage in discussions with Procter & Gamble related to the OTC opportunities, which both parties believe could create value beyond Silenor’s patent expiry. In addition, the structure of the transaction allows Somaxon to keep long term control over the Silenor asset. After the term of the agreement has run, we will retain all of the rights to the product, other than our obligation to pay a tail royalty for one year and any OTC license that we may agree to. By retaining long term control over Silenor, we will have the ability to continue to leverage the product and our commercial operations for the benefit of our stockholders.

A final important note that I want to make is that we do not expect this deal to significantly impact our operating expenditures for the remainder of the year. Based on our current operating plan, which accounts for the co-promotion agreement, we are reaffirming our previously stated guidance that total operating expenses for the second half of 2010 will approximate $28 to $32 million, including non-cash share based compensation expenses of approximately $3 to $4 million. Accordingly, we are also reaffirming that our anticipated total operating expense for the second half of 2010, excluding non-cash share-based compensation expense, which is a non-GAAP measure, is expected to be approximately $25 to $28 million. In addition, we reaffirm, that we believe, based on our current operating plan, that our cash and cash equivalents will be sufficient to fund our operations through at least the third quarter of 2011.

In conclusion, we’re excited about the impending commercial launch of this highly differentiated product into the insomnia market along with our partner Procter & Gamble. We have been working hard to facilitate an effective commercial launch of Silenor next month, and we will dedicate ourselves to integrating Procter & Gamble into the launch plan. Importantly, this partnership, combined with the Silenor approval in March, and the deployment of our commercial operations next month, marks the completion of Somaxon’s transition from a development stage company to, what I believe, will be a successful commercial, specialty pharmaceutical company, with the potential to create value for our stockholders, our partner Procter & Gamble and our employees. Moreover, we will continue to pursue our corporate strategy of in-licensing, developing and commercializing highly differentiated pharmaceutical products, starting in September, with the introduction of Silenor, to the patients who suffer from insomnia and the healthcare providers who treat their condition.

With that, and for the time available, Jeff, Tran and I would like—would be happy to address any questions you may have. Operator?

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will now be conducting a question and answer session. As a reminder, if you have a question, please press the star, followed by the one at this time. If you’re on a speaker equipment, you’ll need to pick up the handset before pressing star, one. One moment, please.

And our first question comes from the line of Oren Livnat with Jefferies & Company. Please go ahead.

Oren Livnat:	Good morning, guys. Congratulations on the deal. I’m actually just curious about a couple of things. I may be dense, but could you help me understand what promotion at the pharmacy level really means? And, also, along the lines, I appreciate you disclosing to us the maximum payment you foresee of that below 15% to them, could you give me a sense of how the royalty might be structured? Is it really just an all net US sales or is there some sort of imaginary line that you guys thought you could have achieved on your own and above that is where they start getting paid or is it based on where scripts are coming from, etcetera? If you could help me out on that? Thanks.

Richard Pascoe:	Yes. Thanks, Oren. I’ll let Jeff take the second—the pharmacy call question here a second, but I’ll address the first. The way this deal is structured is that P&G is being compensated both on a fixed fee basis as well as they will receive a percentage of all net sales in the US, and as I’ve stated, the combination of those two payments would not exceed 15% of all net sales in the US. So, we retain essentially the lion’s share of the economics. If you think about how we might structure this deal otherwise, I think it’s fair to say that this is the best possible outcome for Somaxon given that we have the opportunity to not only retain control of the product going forward but also retain the bulk of the economics.

Jeff, do you want to address the pharmacy call question?

Jeff Raser:	Yes. Sure, Rich. Thanks. I think that the issue with pharmacy really resides around the fact that you want to make sure that the product is available at the point when a patient comes in with a prescription as opposed to just having to have the pharmacy call it up on the computer system and then order it from their wholesaler, take a day or so to get there. So I think where Procter & Gamble has a great relationship with pharmacies right now, given their promotional efforts around their OTC brands, it really will be advantageous to us to make sure that the utilization of the Procter & Gamble professional sales representatives will help us in terms of the distribution program that we’re proposing for Silenor.

Oren Livnat:	All right. Can you tell me maybe a little bit more about where these reps are coming from, what they are or were promoting in the Rx space?

Richard Pascoe:	Yes, Oren. Procter & Gamble did exit the pharmaceutical space last year, but not entirely. They retained approximately 10 to 15% of that organization and those are the people that we are going to be working with. These are highly trained and experienced representatives, they’ve sold, you know, brands in the past and it’s essentially the same team that’s in place there from a management as well as a sales rep level that will be supporting Silenor.

Oren Livnat:	Thanks.

Richard Pascoe:	Thank you.

Operator:	Thank you. And our next question comes from the line of Greg Gilbert with Bank of America/Merrill Lynch. Please go ahead.

Greg Gilbert:	Yes, hi. I’m intrigued by the OTC angle here. What gives you or P&G the confidence that the FDA will be supportive of OTC status for this drug and have any discussions with the agency occurred yet?

Richard Pascoe:	Thanks, Greg. I appreciate the question. You’re right, we do find that the potential to extend the life cycle of Silenor is certainly intriguing and the idea that we could potentially take this product down the OTC route after the patent expires is something that we’ve contemplated in this agreement. I think it’s fair to say that if we were to go down that path, we’ve chosen, at this point, the, perhaps the best partner to explore that opportunity. I don’t really want to comment any further on any discussions we might have had or have had with the agency related to this other than to say that we think there is a potential here for an OTC Silenor at some point in the future and we would want to discuss that more fully with our partner here, Procter & Gamble.

Greg Gilbert:	Okay. And then on your partner, do you have a sense for whether P&G is trying to deploy the folks they retain on several opportunities in the branded pharmaceutical business with other companies or is this unique in that it will be just surrounding Silenor? Did you limit that?

Richard Pascoe:	Yes. Well, the structure of this deal requires that Procter & Gamble deliver primary details, P1 details, for the product, so by default, they would not have capacity to carry another product in the bag. And, also, you know, we have to recognize that they will continue to be promoting some of their own OTC products into the pharmacy and physician offices as well. That’s the purpose of that sales force being out there already. So, we feel confident that Silenor is going to get their full attention in that primary detail.

Greg Gilbert:	But, to be clear, the folks that are going to be doing the detailing have not been doing so since the transaction with Warner? And do they have relationships with this physician type that you need them to have relationships with?

Richard Pascoe:	Correct. They have not been promoting branded pharmaceuticals since the transition of that business to Warner, but they have continued to call on their targeted audience with their OTC line, which has enabled them to maintain their relationships which we felt was very important going into a launch period with this product, Silenor.

Greg Gilbert:	All right. Thanks.

Richard Pascoe:	Thank you.

Operator:	Thank you. And our next question comes from the line of Gerard Sullivan with Putnam Investment. Please go ahead.

Gerard Sullivan:	Thank you. Just a couple of quick ones. One is just that the—I’m not familiar with what Procter sells on the OTC level that these sales folks are already selling, and I just want to try to understand how credible they are with these primary care physicians that they’re going to target. Are they— you know, if they’re not doing branded pharmaceuticals, I really don’t know the nature of that. And the second question I just had was, just on managed care—just on the pricing of the product, how does it work? How are you going to price it? What do you expect managed care to—how is managed care going to respond under reimbursements?

Richard Pascoe:	Thanks, Gerry. I appreciate the question. I let Jeff tackle the second one. But, currently the Procter & Gamble representatives are promoting their OTC line, I think, the lead product in that lineup is their Prilosec OTC brand, and so that has been the focus of their activities up to this point. As I’ve said before, you know, what we think is quite valuable here in terms of partnering with Procter & Gamble, among many things, is the fact that we are getting a trained, experienced, dedicated sales force that will be carrying Silenor in a primary detail position, and these are individuals on their team and their management and their marketing folks who have a lot of depth and experience and tenure in marketing branded pharmaceuticals. So, we’re confident in their abilities. We’re confident that when you combine our sales force with theirs that we’ll be able to target almost 40% of the prescriber universe out there while we are going to be able retain control and the economics to a large extent over Silenor. So, we’re very confident that these individuals out in the field, once properly trained, once they’ve had a chance to participate alongside our reps in the launch meeting, will be very effective at getting out there and getting our message to the appropriate physicians and pharmacists. And, as we pointed out as well, be able to supplement our managed care activities with their folks as well.

Gerard Sullivan:	Would this be the—for a particular sales person, would this be the product in their basket of products for which they’re most incented to sell?

Richard Pascoe:	Correct.

Gerard Sullivan:	Okay. Good. And just I had another question just on managed care pricing or pricing and what it means to managed care reimbursement.

Jeff Raser:	Sure. This is Jeff. And on the pricing issue, the price that we’ve announced to the public is below the average price of the three branded pharmaceutical products in the category today. So, we believe we’ve priced this competitively at a brand-level pricing, but it is below the average of the three prices in the marketplace today. It’s below the price; it’s 9 or 11% below the price of both Lunesta and Ambien CR and is above the price of Rozerem, so on an average basis, the—at the X factor price for our product is on average below the three products in the marketplace.

From the standpoint of managed care reimbursement, we’ve taken great deliberation to assure that we have a co-pay assistance program associated with the sample configuration of our product that will allow commercial pay patients to pay on average less than a dollar a day out-of-pocket expense for the product. We do expect that the product will be positioned initially on tier three of managed care formularies, but for commercial pay patients, to the extent that they will use this co-pay assistance program, their out-of-pocket expenses will be minimal and very acceptable. We have engaged a third party organization to help us with managed care initiatives and managed care contracting going forward, and we do expect that over time given the profile of the product that we can be well positioned on managed care formularies.

Gerard Sullivan:	Thank you.

Jeff Raser:	Thank you, Gerry.

Operator:	Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one at this time. If you’re on a speaker phone, you’ll need to pick up the handset before pressing star, one. One moment, please.

And our next question comes from the line of Chris Holterhoff with Oppenheimer & Company. Please go ahead.

Chris Holterhoff:	Hi, guys. Good morning. Congratulations on getting the deal done.

Richard Pascoe:	Thanks, Chris.

Chris Holterhoff:	Just one quick question from my end. Just want to confirm, were there any upfront payments in regards to this transaction?

Richard Pascoe:	No.

Chris Holterhoff:	Okay. So there are no payments to or from P&G.

Jeff Raser:	That’s correct.

Chris Holterhoff:	Okay. Yes, that was it from my end. Thanks a lot.

Jeff Raser:	Thank you.

Operator:	Thank you. And our next question comes—is a follow-up question from Oren Livnat with Jefferies & Company. Please go ahead.

Oren Livnat:	Can you give us an update if there has been any progress on potential intellectual property or formulation developments for OTC down the line? I seem to recall you guys were working on ultra low dose and maybe some other deliveries, like buckle formulations, sub-lingual, I assume that was in the eventual hopes of an OTC formulation. Has there been any progress on that front?

Richard Pascoe:	Yes, thanks Oren. As we’ve discussed previously, we do have what we believe is a strong IP position for Silenor, including the two issued use patents, as well as others that are listed in the Orange Book. We also have patents pending that are in front of the PTO related to other label claims. In addition, we have, as you’ve pointed out, we have explored other formulations of the product, including low-dose doxepin for purposes that could be related to the OTC use, and we’ll update the market when we have something to share there.

Oren Livnat:	All right. Thanks.

Richard Pascoe:	Thank you.

Operator:	Thank you. And our next question comes from the line of Michael Higgins with Rodman & Renshaw. Please go ahead.

Michael Higgins:	Good morning, guys. Thanks for taking my call. You may recall that I was a part of that P&G sales force for many years, so I know some of the team and what they’re selling and so forth, but I don’t know in terms of this deal, do they have an incentive on calls or do they have—are the reps bonused on sales?

Richard Pascoe:	Yes. I don’t want to make any comments on P&G’s behalf related to that. I think it’s fair to say that this team is highly motivated to get trained and to start promoting Silenor and it will be the—an important component of their activity. In fact, it will be the most important, given that they’re required to deliver a substantial number of primary details. So I’ll just leave it at that.

Michael Higgins:	Okay. So there is at least a minimum in terms of call quota, but no comments in terms of if they have a bonus tied to it or not.

Richard Pascoe:	Yes, there’s definitely—there are definite obligations on both parties to deliver a certain number of calls to a targeted list of physicians, but I really don’t want to comment on incentive compensation on their side nor ours other than to say that this is an important product for both companies and we look forward to getting it into the market next month and being successful with it.

Michael Higgins:	And I had another call at nine, so I may have missed it. Do you have a date for when you’re launching this next month?

Richard Pascoe:	We haven’t given a specific date, but we’re still on track for a September launch.

Michael Higgins:	And then my last question is, you mentioned in the press release your—that you have right of first refusal on going over the counter. What are the steps ahead of that? Is it patents as was alluded to earlier? They want to see how the launch is going? What’s kind of the thinking before the OTC is struck?

Richard Pascoe:	Well, we wanted to include the right of negotiation in this agreement because both we and Procter & Gamble think that an OTC product and the potential for an OTC product could be quite attractive. Having said that, you know, we’re focused now on launching the branded product. We have patents that extend out to at least 2020 and perhaps beyond, so this is more of contemplating a life cycle management strategy for the product, and given Procter & Gamble’s experience and success in the OTC market, we felt it was appropriate and wise to include this right of negotiation and we’ll be discussing that further with Procter & Gamble.

Michael Higgins:	Okay. Just a follow-up to that is, it doesn’t sound like this is any near term OTC transition, but maybe down the road.

Richard Pascoe:	Correct. Yes, absolutely correct.

Michael Higgins:	Very good. I appreciate it. Thanks, guys.

Richard Pascoe:	Thank you.

Operator:	Thank you. And our next question comes from the line of Tom Brakel with Federated Investors. Please go ahead.

Tom Brakel:	Yes, good morning. Interesting deal. Just a follow-up to the last question about the right of first negotiation, does P&G lose that right of first negotiation if the co-pro terminates in December 2012?

Richard Pascoe:	Tom, thanks for the question. The right of first negotiation is something that Somaxon has the sole responsibility to trigger, so it’s not necessarily tied to the termination of the co-promote deal.

Tom Brakel:	Okay. And the co-promote deal is renewable after December 2012, at what time intervals is that?

Richard Pascoe:	We haven’t disclosed that, but it’s—you’re correct, it is renewable upon mutual agreement of both parties.

Tom Brakel:	All right. Good. Thanks.

Richard Pascoe:	Thank you, Tom.

Operator:	Thank you. And I’m showing no further questions in the queue. I’ll turn the call back over to Richard Pascoe for closing comments.

Richard Pascoe:	Thank you, Operator, and thank you, all, for joining us this morning. As always, we appreciate your continued support and interest in our Company. If anyone has any further questions, please do not hesitate to contact the corporate or investor relations team at Somaxon. That concludes our call today and we thank you for your kind attention.

Operator:	Thank you, sir. Ladies and gentlemen, if you’d like to listen to a replay of today’s call, please dial 303-590-3030 or 1-800-406-7325 and entering the pass code 4356913. That does conclude today’s Somaxon Pharmaceuticals and P&G co-promotion agreement conference call. Thank you for your participation and you may now disconnect.
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